SUB-ITEM 77O(1): Transaction effected pursuant to Rule 10f-3

Pursuant to Rule 10f-3, the following constitutes the information and representations provided by the investment adviser of the Cutwater Select Income Fund (the "Fund") with respect to securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the year ended March 31, 2016 in accordance with the Fund's Rule 10f-3 Procedures.

1.	Issuer:  ACE INA Holdings (ACE INA 3.35%, 5/3/26, CUSIP
00440EAV9)
2.	Underwriter From Whom Purchased:  Morgan Stanley
3.	Affiliated Underwriter Managing or Participating in
Underwriting Syndicate:  BNY Mellon Capital Markets
4.	Other Members of the Underwriting Syndicate:  Citigroup
Global Markets Inc., JP Morgan Securities, Morgan Stanley, Mitsubishi UFJ Securities USA, Wells Fargo Securities LLC,
ANZ Securities, Barclays Capital, BNP Paribas Securities
Corp., Boenning & Scattergood Inc., Credit Suisse
Securities USA L, Deutsche Bank Securities Inc., Drexel
Hamilton LLC, Goldman Sachs, HSBC Securities, ING Financial Markets LLC, Lebenthal & Co. LLC, Lloyds Securities Inc., Macquarie Capital USA Inc., Merrill Lynch Pierce Fenner &
Smith, RBC Capital Markets, RBS Securities Inc., Standard Chartered Bank (US), UBS Securities LLC, Williams Capital
Group LP
5.	Aggregate Principal Amount of Purchase by the Fund, Other
Investment Companies (Including Other Series of the Trust) Advised by the Adviser/Sub-Adviser and Other Accounts over which the Adviser/Sub-Adviser Has Investment Discretion:
$960,000
6.	Aggregate principal amount of offering: $1,500,000,000
7.	Purchase Price (net of fees and expenses):  $100.00
8.	Percentage of offering acquired by Fund:  0.0123%
9.	Offering price at close of first day on which any sales
were made: 100.00
10.	Date of purchase: 10/27/2015
11.	Date offering commenced: 10/27/2015
12.	Commission, spread or profit: 0.45%
13.	The security was (a) part of an issue registered under
the Securities Act of 1933 which was being offered to the
public; and (b) purchased prior to the end of the first day
on which any sales were made, at a price that is not more
than the price paid by each other purchaser of securities
in that offering, or in any concurrent offering of the
securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required by
law to be granted to existing security holders of the
issuer).
14.	The underwriting was a firm commitment underwriting.
15.	The commission, spread or profit was reasonable and
fair in relation to that being received by others for underwriting similar securities during the same period.
16.	The issuer of the securities, and its predecessors,
have been in continuous operation for not less than three
years.
17.	The Adviser/Sub-adviser of the Fund is not a principal
underwriter of the security, or an affiliated person of a principal underwriter of the security.
18.	No Affiliated Underwriter of the purchasing Fund was a
direct or indirect participant in or beneficiary of the
sale.
19.	Information has or will be timely supplied to the
appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to the Trustees.